Exhibit 99.1

Metabolix Reports Third Quarter Financial Results and Provides Business Update

CAMBRIDGE, Mass. (Nov. 8, 2010) — Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing sustainable solutions for plastics, chemicals and energy, today reported financial results for the three months ended September 30, 2010.

The Company reported a net loss of $10.0 million or $0.37 per share for the third quarter of 2010 as compared to a net loss of $9.4 million or $0.41 per share for the third quarter of 2009.

The Company’s net cash used for operating activities during the third quarter of 2010 was $7.1 million, which compares to net cash used of $7.3 million for the comparable quarter in 2009. Unrestricted cash and short-term investments at September 30, 2010 totaled $69.9 million. The Company continues to have no debt.

THIRD QUARTER AND NINE MONTH 2010 FINANCIAL OVERVIEW

Metabolix currently manages its finances with an emphasis on cash flow. Metabolix used $7.1 million of cash in operating activities for the third quarter 2010, which is consistent with cash usage of $7.3 million used during the comparable period of 2009. Net cash used in operating activities reflects the Company’s sales and marketing activities as well as research and product development.

Through the first nine months of 2010 ending September 30th, net cash used in operating activities was $23.9 million, as compared to net cash used of $19.9 million for the comparable period of 2009. The year-over-year increase in cash usage for the first nine months of 2010 is primarily attributed to decreased cash receipts as a result of the conclusion in 2009 of quarterly support payments received from ADM, a decrease in funds received from investment income, and lower grant revenue due to the expiration of the Integrated Bio-Engineered Chemicals grant that expired in the fourth quarter of 2009.

Total revenue in the third quarter of 2010 was $46,000, compared to $0.6 million in the same period of 2009. During the three months ended September 30, 2010 revenue was earned from license fees and royalty payments from related parties, and a government research grant. The quarter-over-quarter decrease was primarily attributable to completion of the Integrated Bio-Engineered Chemicals grant during the fourth quarter of 2009 and minimal billable work was performed on the Company’s remaining grant during the third quarter 2010. Revenue for the nine months ended September 30, 2010 was $0.3 million compared to $1.2 million in the same period of 2009, and the year-over-year decrease was primarily related to lower grant revenue.

For each of the three months ended September 30, 2010 and September 30, 2009, total operating expenses were $10.1 million.

Research and development expenses were $5.9 million for the three months ended September 30, 2010 as compared to $6.2 million for the comparable quarter in 2009. The $0.3 million decrease was primarily due to reduced Mirel™ pilot manufacturing activities as a result of commencing operations at the Commercial Manufacturing Facility. Selling, general and administrative expenses were $4.2 million for the three months ended September 30, 2010 as compared to $4.0 million for the comparable quarter in 2009. The $0.2 million increase was primarily attributable to an increase in recruiting and relocation expense related to hiring efforts for the expansion of business development and marketing activities.

For the nine months ended September 30, 2010, total operating expenses were $29.8 million as compared to $30.1 million for the comparable period in 2009.

For the nine months ended September 30, 2010, total research and development expenses were $17.9 million as compared to $18.5 million for the comparable nine months of 2009. The $0.6 million decrease in year-over-year research and development expense primarily relates to reduced activity at the Mirel pre-commercial manufacturing facility.

For the nine months ended September 30, 2010, total selling, general and administrative expenses were $11.9 million as compared to $11.6 million for the comparable nine months of 2009. The $0.3 million increase was primarily attributable to third-party consultation and strategic support for the Company’s C4 chemicals program.

The net loss for the nine months ended September 30, 2010 was $29.3 million or $1.10 per share compared to $28.2 million or $1.23 per share for the comparable nine months of 2009. The increase in the year-over-year loss for the comparable nine month period relates to the aforementioned decrease in revenue and lower net interest income.

Richard Eno, Chief Executive Officer of Metabolix, commented, “We are pleased to have made significant progress across all three of our business platforms during the third quarter.  With respect to Mirel, we have continued to move a large number of potential customers through the product development process and have seen interest and demand for our bioplastic continue to build.  We have broadened our portfolio of compounded product grades, including the introduction of a thermoforming resin for food-contact applications.  In our Industrial Chemicals platform, this quarter we successfully ran our fermentation at pilot plant scale and are now preparing to ship sample product to prospective customers.  We are encouraged by potential partner interest and look forward to ultimately serving these markets with our bio-based products.  Finally, our crop businesses met an important milestone as we observed encouraging results from our first oil seeds field trial.  We are now conducting our second set of field trials for this crop. Each of our three development platforms has the potential to be truly revolutionary, replace petrochemical processes, and to ultimately provide substantial benefits to our environment, our partners, and our shareholders.”

Conference Call Information

Richard Eno, the Company’s President and CEO, and Joseph Hill, CFO, will host a conference call on Monday, November 8, 2010 at 4:30 p.m. (Eastern) to discuss the results of the third fiscal quarter ended September 30, 2010. Management will also provide an update on marketing and customer activity, the food contact process, the commercial manufacturing facility, new technologies, and growth plans for the business. After the presentation management will answer questions from the investor audience. To participate, dial toll-free 1-877-604-9673 or 1-719-325-4745 (international). The passcode is 9388462. The conference call will also be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation-driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel(TM), a family of high performance bioplastics which are biobased and biodegradable alternatives to many petroleum-based plastics. Metabolix is also developing a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as switchgrass, oilseeds and sugarcane.

For more information, please visit www.metabolix.com. (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the Mirel product development cycle, prospects for partnering and commercializing our next generation technologies, including our industrial chemical and plant science initiatives, expectations for Mirel market demand, future research and development regarding our bio-engineered chemicals and crop-based businesses, and the potential benefits of our three development platforms, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated and are detailed in Metabolix’s filings with the Securities and Exchange Commission, including its quarterly form 10-Qs filed during 2010 and its 10-K for the year ended December 31, 2009. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts

Media:	Matt Lindberg, ICR, (203) 682-8214, matthew.lindberg@icrinc.com
Brian Ruby, ICR, (203) 682-8268, brian.ruby@icrinc.com

Investors:	James Palczynski, ICR, (203) 682-8229, james.palczynski@icrinc.com

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METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue:
Research and development revenue	$—	$49	$212	$79
License fee and royalty revenue from related parties	25	25	97	91
License fee revenue	—	10	—	10
Grant revenue	21	527	26	1,040
Total revenue	46	611	335	1,220

Operating expense:
Research and development expenses, including cost of revenue	5,906	6,173	17,912	18,504
Selling, general, and administrative expenses	4,161	3,968	11,878	11,620
Total operating expenses	10,067	10,141	29,790	30,124
Loss from operations	(10,021)	(9,530)	(29,455)	(28,904)

Other income (expense):
Interest income, net	30	113	119	706
Net loss	$(9,991)	$(9,417)	$(29,336)	$(28,198)

Net loss per share:
Basic and Diluted	$(0.37)	$(0.41)	$(1.10)	$(1.23)

Number of shares used in per share calculations:
Basic and Diluted	26,880,595	23,015,604	26,733,969	22,995,510

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	September 30,	December 31,
	2010	2009
Assets
Cash, cash equivalents and short-term investments	$69,889	$92,202
Other current assets	931	1,151
Restricted cash	622	593
Property and equipment, net	3,069	3,513
Other assets	117	95
Total assets	$74,628	$97,554

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$4,361	$4,372
Short-term deferred revenue	2,542	25
Current portion of deferred rent	165	165
Other long-term liabilities	532	649
Long-term deferred revenue	35,232	37,299
Total liabilities	42,832	42,510
Total stockholders’ equity	31,796	55,044
Total liabilities and stockholders’ equity	$74,628	$97,554

METABOLIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities
Net loss	$(29,336)	$(28,198)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,203	2,019
Charge for 401(k) company common stock match	377	406
Stock-based compensation	3,474	3,426
Gain on the sale of equipment	—	(70)
Changes in operating assets and liabilities:
Other operating assets and liabilities	(8)	(1,152)
Deferred revenue	366	3,671
Net cash used in operating activities	(23,924)	(19,898)

Cash flows from investing activities
Purchase of property and equipment	(646)	(911)
Change in restricted cash	(29)	—
Proceeds from the sale of equipment	—	70
Purchase of short-term investments	(73,118)	(79,349)
Proceeds the from sale and maturity of short-term investments	99,022	83,594
Net cash provided by investing activities	25,229	3,404

Cash flows from financing activities
Proceeds from options and warrants exercised	2,316	75
Net cash provided by financing activities	2,316	75

Effect of exchange rate changes on cash and cash equivalents	(3)	—

Net increase (decrease) in cash and cash equivalents	3,618	(16,419)
Cash and cash equivalents at beginning of period	10,814	26,194
Cash and cash equivalents at end of period	$14,432	$9,775